Exhibit 10.60
PARTIAL FREEZE AMENDMENT FOR THE
2009 RESTATEMENT OF THE
ENERGIZER HOLDINGS, INC. DEFERRED COMPENSATION PLAN

Energizer Holdings, Inc. (the "Company") established the Energizer Holdings, Inc. Deferred Compensation Plan (the "Plan"), effective as of April 1, 2000, to provide for certain eligible employees and Directors of the Company and its Subsidiaries the opportunity to defer elements of their compensation or fees and to receive the benefit of additions to their deferrals.

The Plan was amended and restated effective as of November 1, 2003.

In order to comply with section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the Plan was amended and restated effective as of January 1, 2009 ("2009 Restatement"). In the 2009 Restatement each Participant's Account was divided into a pre-2005 account ("Grandfathered Account") and a post December 31, 2004 ("Non-Grandfathered Account"). The Grandfathered Account consists of that portion of the Participant's Account that was earned and vested as of December 31, 2004, which subaccount was frozen as of that date, except for adjustments for earnings and losses, and is administered in accordance with the terms of the Plan as in effect on October 3, 2004 and the federal tax law in effect prior to the enactment of Code section 409A ("Grandfathered Plan"). The Non-Grandfathered Account consists of the Participant's Account that was earned or vested on or after January 1, 2005 and is administered in accordance with the 2009 Restatement of the Energizer Holdings, Inc. Deferred Compensation Plan ("Non-Grandfathered Plan").A Participant's benefit is comprised of his or her Grandfathered Account under the Grandfathered Plan and his or her Non-Grandfathered Account under the Non-Grandfathered Plan.

The Non-Grandfathered Plan was amended effective as of January 1, 2011 to eliminate matching contributions on Director Fee Deferrals.

The Energizer Plans Administrative Committee appointed by the Company ("EPAC") is authorized to amend the Grandfathered Plan or the Non-Grandfathered Plan at any time.

EPACnow wishes to amend the Non-Grandfathered Plan to freeze the Non-Grandfathered Plan with respect to Employee participation and Employee Bonus Deferral Elections effective as of September 30, 2012.

NOW, THEREFORE, the Non-Grandfathered Plan is amended effective as of the close of September 30, 2012 as follows:

I.
Section 3.1(a) is amended to read in its entirety as follows:

(a)    Employees - no Employee shall be eligible to participate in the Plan on or after September 30, 2012.

II.

Section 4.1(a) is amended to read in its entirety as follows:

(a)    Deferral Elections by Participants ‑ Effective as of September 30, 2012, new Employee Bonus Deferral Elections are no longer permitted under the Plan. Except as

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provided in Section 4.3, before the first day of each Plan Year, a Director may file with the Committee a Deferred Compensation Agreement pursuant to which such Director elects to make Director Fee Deferrals for such Plan Year. Any such Director election shall be subject to any maximum or minimum percentages or dollar amount limitations and to any other rules prescribed by the Committee in its sole discretion prior to the commencement of such Plan Year; provided however, that the Nominating and Executive Compensation Committee of the Board shall approve the deferral elections made each year by a Director who is an executive officer as defined in the Securities Exchange Act of 1934 and regulations promulgated thereunder.

III.

Section 4.1(b) is amended to read in its entirety as follows:

(b)    Crediting of Deferral Amounts ‑ Director Fee Deferrals will be credited to the Account of each Participant as soon as administratively feasible after such Director Fees otherwise would have been paid to the Participant in cash, provided that the Participant is a Director as of such date. A Participant who incurs a Termination of Service before his or her Director Fees would have been paid in cash will be paid his or her Director Fee Deferrals in cash.

IV.

Section 4.5 is amended to read in its entirety as follows:

4.5    This section is intentionally left blank.

IN WITNESS WHEREOF, EPAC has caused this Partial Freeze Amendment for the 2009 Restatement of the Energizer Holdings, Inc. Deferred Compensation Plan to be executed on behalf of the Company this 11th day of September, 2012.

ENERGIZER HOLDINGS, INC.

By:	/s/ Peter J. Conrad

Name:	Peter J. Conrad

Title:	VPHR

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